UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2008

DYAX CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-24537	04-3053198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
300 Technology Square Cambridge, MA 02139
(Address of Principal Executive Offices) (Zip Code)

(617) 225-2500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On April 23, 2008, Dyax Corp. and Cubist Pharmaceuticals, Inc. entered into a License and Collaboration Agreement (the “License Agreement”), pursuant to which Dyax granted Cubist an exclusive license for the development and commercialization of the intravenous formulation of DX-88 for the prevention of blood loss during surgery in North America and Europe. Dyax retains exclusive rights to DX-88 in all other indications, including its hereditary angioedema program, as well as for the manufacturing of DX-88.

Pursuant to the terms of the License Agreement, Cubist will pay to Dyax a $15 million upfront payment, an additional $2.5 million milestone payment in 2008 and up to an additional $214 million in clinical, regulatory and sales-based milestone payments. Cubist also is obligated to pay Dyax tiered, double-digit royalties based on sales of DX-88 by Cubist. The License Agreement provides an option for Dyax to retain certain US co-promotion rights. Cubist will be responsible for costs associated with the ongoing DX-88 on-pump cardiothoracic surgery Phase 2 trial, known as Kalahari 1, as well as all further development costs associated with DX-88 in the licensed indications for the Cubist territory. Dyax retains exclusive rights to DX-88 in all other indications, including its hereditary angioedema program, currently in its second Phase 3 trial, as well as for the manufacturing of DX-88. Except under certain circumstances, Dyax will supply Cubist with DX-88 for development and commercialization. The License Agreement may be terminated by Cubist without cause on prior notice to Dyax and by either party in the event of a breach of specified provisions of the License Agreement by the other party.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYAX CORP.

Date:	April 29, 2008	By:	/s/ Ivana Magovčević-Liebisch
Ivana Magovčević-Liebisch
Executive Vice President of Administration and General Counsel

3